Exhibit g.1
INVESTMENT ADVISORY AGREEMENT
     AGREEMENT made as of this 1st day of January, 2007 by and between Tortoise Capital Resources Corporation, a Maryland corporation having its principal place of business in Overland Park, Kansas (the “Company”), and Tortoise Capital Advisors, L.L.C., a Delaware limited liability company having its principal place of business in Overland Park, Kansas (the “Advisor”).
     WHEREAS, the Company is a newly organized, non-diversified management investment company that is not at this time registered under the Investment Company Act of 1940, as amended (the “1940 Act”);
     WHEREAS, the Advisor is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as an investment advisor and engages in the business of acting as an investment advisor;
     WHEREAS, the Company and the Advisor desire to enter into an agreement to provide for investment advisory services to the Company upon the terms and conditions hereinafter set forth; and
     NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
1. Appointment of Advisor.
     The Company appoints the Advisor to act as manager and investment advisor to the Company for the period and on the terms herein set forth. The Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.
2. Duties of the Advisor.
     Subject to the overall supervision and review of the Board of Directors of the Company (“Board”), the Advisor will regularly provide the Company with investment research, advice and supervision and will furnish continuously an investment program for the Company, consistent with the investment objective and policies of the Company. The Advisor will provide, on behalf of the Company, any managerial assistance requested by the portfolio companies of the Company. The Advisor will determine from time to time what securities shall be purchased for the Company, what securities shall be held or sold by the Company and what portion of the Company’s assets shall be held uninvested as cash or in other liquid assets, subject always to the provisions of the Company’s Articles of Incorporation, Bylaws, Confidential Offering Memorandum for the initial private offering of its common shares (the “Memorandum”), and any subsequent registration statement of the Company under the 1940 Act and under the Securities Act of 1933 (the “1933 Act”) covering the Company’s shares, as filed with the Securities and Exchange Commission (the “Commission”), as any of the same may be amended from time to time, and to the investment objectives of the Company, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Board may from time to time establish. To carry out such determinations, the Advisor will exercise full discretion and act for the Company in the same manner and with the same force and effect as the Company itself might or could do with respect to purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. Without limiting the generality of the foregoing, the Advisor shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) perform due diligence on prospective portfolio companies; (iv) close and monitor the Company’s investments; (v) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.
3. Administrative Duties of the Advisor.
     The Advisor agrees to furnish office facilities and clerical and administrative services necessary to the operation of the Company (other than services provided by the Company’s custodian, accounting agent, administrator, dividend and interest paying agent and other service providers). The Advisor is authorized to conduct relations with custodians, depositaries, underwriters, brokers, dealers, placement agents, banks, insurers, accountants, attorneys, pricing agents, and other persons as may be deemed necessary or desirable. To the extent requested by the Company, the Advisor shall (i) oversee the performance of, and payment of the fees to, the Company’s service providers, and make such reports and recommendations to the Company’s Board of Directors (the “Board”) concerning such matters as the parties deem desirable; (ii) respond to inquiries and otherwise assist such service providers in the preparation and filing of regulatory reports, proxy statements, shareholder communications and the preparation of Board materials and reports; (iii) establish and oversee the implementation of borrowing facilities or other forms of leverage authorized by the Board; and (iv) supervise any other aspect of the Company’s administration as may be agreed upon by the Company and the Advisor. The Company shall reimburse the Advisor or its affiliate for all out-of-pocket expenses incurred in providing the services set forth in this Section 3.
4. Delegation of Responsibilities.
     The Advisor is authorized to delegate any or all of its rights, duties and obligations under this Agreement to one or more sub-advisors, and may enter into agreements with sub-advisors, and may replace any such sub-advisors from time to time in its discretion, in accordance with the 1940 Act, the Advisers Act, and rules and regulations thereunder, as such statutes, rules and regulations are amended from time to time or are interpreted from time to time by the staff of the Commission, and if applicable, exemptive orders or similar relief granted by the Commission, and upon receipt of approval of such sub-advisors by the Board and by shareholders (unless any such approval is not required by such statutes, rules, regulations, interpretations, orders or similar relief). The Company hereby acknowledges that the Advisor has retained Kenmont Investments Management, L.P. (“Kenmont”) to provide certain services for the benefit of the Company. The Advisor shall compensate Kenmont for the services so provided. The Advisor hereby indemnifies and agrees to hold harmless the Company from any obligation to pay Kenmont or any other sub-advisor or reimburse Kenmont or any other sub-advisor for any fees or expenses incurred by such party in providing services to or for the benefit of the Company. The Company hereby agrees to indemnify and hold harmless Kenmont or any other sub-advisor for any claim against any such person based on information provided in the Offering Memorandum of the Company dated September 13, 2005, the Supplement to such Offering Memorandum dated November 21, 2005, or the Closing Supplement to such Offering Memorandum dated December 1, 2005 (collectively, the “Disclosure”) other than any claim resulting from information provided by such indemnified party for inclusion in the Disclosure.
5. Independent Contractors.
     The Advisor and any sub-advisors shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed to be an agent of the Company.
6. Compliance with Applicable Requirements.
     In carrying out its obligations under this Agreement, the Advisor shall at all times conform to:
a.	all applicable provisions of the 1940 Act and the Advisers Act and any applicable rules and regulations adopted thereunder;

b.	the provisions of the Memorandum or any subsequent registration statement of the Company, as the same may be amended from time to time under the 1933 Act, including without limitation, the investment objectives set forth therein;

c.	the provisions of the Company’s Articles of Incorporation, as the same may be amended from time to time;

d.	the provisions of the Bylaws of the Company, as the same may be amended from time to time

e.	all policies, procedures and directives adopted by the Board; and

f.	any other applicable provisions of state, federal or foreign law.
7. Policies and Procedures.
     The Advisor has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities laws by the Advisor. The Advisor shall provide the Company, at such times as the Company shall reasonably request, with a copy of such policies and procedures and a report of such policies and procedures; such report shall be of sufficient scope and in sufficient detail as may reasonably be required to comply with Rule 38a-1 under the 1940 Act and to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.
8. Brokerage.
     The Advisor is responsible for decisions to buy and sell securities for the Company, broker-dealer selection, and negotiation of brokerage commission rates. The Advisor’s primary consideration in effecting a security transaction will be to obtain the best execution. In selecting a broker-dealer to execute a particular transaction, the Advisor will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and the difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Company on a continuing basis. Accordingly, the price to the Company in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the execution services offered.
     Subject to such policies as the Board may from time to time determine, the Advisor shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement or otherwise, solely by reason of its having caused the Company to pay a broker or dealer that provides brokerage and research services to the Advisor an amount of commission for effecting a Company investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Advisor’s overall responsibilities with respect to the Company and to other clients of the Advisor as to which the Advisor exercises investment discretion. The Advisor is further authorized to allocate the orders placed by it on behalf of the Company to such brokers and dealers who also provide research or statistical material or other services to the Company, the Advisor or to any sub-advisor. Such allocation shall be in such amounts and proportions as the Advisor shall determine and the Advisor will report on said allocations regularly to the Board indicating the brokers to whom such allocations have been made and the basis therefore.
9. Books and Records.
     The Advisor will maintain complete and accurate records in respect of all transactions relating to the Company’s portfolio. The Advisor will keep or will cause to be kept records in respect of all such portfolio transactions executed on behalf of the Company. To the extent permitted by applicable law, the Advisor shall provide access to its books and records relating to the Company as the Company may reasonably request. The Advisor shall have access at all reasonable times to books and records maintained for the Company to the extent necessary for the Advisor to comply with all applicable securities or other laws to which it is subject, and further provided that the Company shall produce copies of such records and books whenever reasonably required to do so by the Advisor for the purpose of legal proceedings or dealings with any governmental or regulatory authorities or for its internal compliance procedures.
10. Compensation.
     For the services, payments and facilities to be furnished hereunder by the Advisor, the Advisor shall receive from the Company the following compensation:
a.	Base Management Fee. The Advisor shall receive quarterly a base management fee (the “Base Management Fee”) equal to .375% (1.50% annualized) of the Company’s average monthly Managed Assets for such quarter. “Managed Assets” means the total assets of the Company (including any assets purchased with or attributable to any borrowed funds) minus accrued liabilities other than (1) deferred taxes and (2) debt entered into for the purpose of leverage. Accrued liabilities are expenses incurred in the normal course of the Company’s operations. The Base Management Fee shall be calculated quarterly and paid quarterly in arrears within thirty (30) days of the end of each fiscal quarter. The Company’s Managed Assets shall be computed in accordance with any applicable policies and determinations of the Board of Directors. In case of the initiation or termination of the Agreement during any fiscal quarter, the Base Management Fee for that quarter shall be reduced proportionately on the basis of the number of calendar days during which the Agreement is in effect, and the fee shall be computed upon the basis of the average Managed Assets for the business days the Agreement is in effect for that fiscal quarter.

b.	Incentive Fee. The Advisor shall receive an incentive fee (the “Incentive Fee”). The Incentive Fee shall consist of two parts, as follows:
     (i) Investment Income Fee. The Advisor shall receive an investment income fee (the “Investment Income Fee”) equal to 15% of the excess, if any, of the Company’s Net Investment Income for the fiscal quarter over a quarterly hurdle rate equal to 2% (8% annualized), multiplied, in either case, by the Company’s average monthly Net Assets for the quarter. “Net Assets” means the Managed Assets less deferred taxes, debt entered into for the purposes of leverage and the aggregate liquidation preference of outstanding preferred shares. “Net Investment Income” means interest income (including accrued interest that we have not yet received in cash), dividend and distribution income from equity investments (but excluding that portion of cash distributions that are treated as a return of capital), and any other income (including any fees such as commitment, origination, syndication, structuring, diligence, monitoring, and consulting fees or other fees that the Company is entitled to receive from portfolio companies) accrued during the fiscal quarter, minus the Company’s operating expenses for such quarter (including the Base Management Fee, expenses payable pursuant to Section 11 below, any interest expense, any accrued income taxes related to net investment income, and dividends paid on issued and outstanding preferred stock, if any, but excluding the Incentive Fee payable hereunder). Net Investment Income also includes, in the case of investments with a deferred interest or income feature (such as original issue discount, debt or equity instruments with a payment-in-kind feature, and zero coupon securities), accrued income that the Company has not yet received in cash. Net Investment Income does not include any realized capital gains, realized capital losses, or unrealized capital appreciation or depreciation. The Investment Income Fee shall be calculated and payable quarterly in arrears within thirty (30) days of the end of each fiscal quarter, with the fee first accruing from the first anniversary of the day the Company receives the proceeds from its initial offering of common shares (the “Commencement of Operations”). The Investment Income Fee calculation shall be adjusted appropriately on the basis of the number of calendar days in the first fiscal quarter the fee accrues or the fiscal quarter during which the Agreement is in effect in the event of termination of the Agreement during any fiscal quarter.
     (ii) Capital Gains Fee. The Advisor shall receive a capital gains fee (the “Capital Gains Fee”) equal to: (A) 15% of (i) the Company’s net realized capital gains (realized capital gains less realized capital losses) on a cumulative basis from the

Commencement of Operations to the end of each fiscal year, less (ii) any unrealized capital depreciation at the end of such fiscal year, less (B) the aggregate amount of all Capital Gains Fees paid to the Advisor in prior fiscal years. The calculation of the Capital Gains Fee will include any capital gains that result from the cash distributions that are treated as a return of capital. In that regard, any such return of capital will be treated as a decrease in our cost basis of an investment for purposes of calculating the Capital Gains Fee. Except as set forth in the last sentence of this paragraph, the Capital Gains Fee shall be calculated and payable annually within thirty (30) days of the end of each fiscal year. For the purposes of this paragraph, realized capital gains on a security will be calculated as the excess of the net amount realized from the sale or other disposition of such security over the adjusted cost basis for the security. Realized capital losses on a security will be calculated as the amount by which the net amount realized from the sale or other disposition of such security is less than the adjusted cost basis of such security. Unrealized capital depreciation on a security will be calculated as the amount by which the Company’s adjusted cost basis of such security exceeds the fair value of such security at the end of a fiscal year. All fiscal year-end valuations will be determined by the Company in accordance with generally accepted accounting principles, the 1940 Act (even if such valuation is made prior to the date on which the Company has elected to be regulated as a business development company), and the policies and procedures of the Company to the extent consistent therewith. If the Company’s shares of common stock become listed on any national securities exchange or automated dealer quotation system, then the Advisor shall use at least 25% of any Capital Gains Fee received on or prior to the second anniversary of the Commencement of Operations to purchase the Company’s common stock in the open market. In the event this Agreement is terminated, the Capital Gains Fee calculation shall be undertaken as of, and any resulting Capital Gains Fee shall be paid within thirty (30) days of, the date of termination.
     The Advisor may, from time to time, waive or defer all or any part of the compensation described in this Section 10. The parties do hereby expressly authorize and instruct the Company’s administrator, or its successors, to calculate the fee payable hereunder and to remit all payments specified herein to the Advisor.
11. Expenses of the Advisor.
     The compensation and allocable routine overhead expenses of all investment professionals of the Advisor and its staff, when and to the extent engaged in providing investment advisory services required to be provided by the Advisor under Section 2 hereof, will be provided and paid for by the Advisor and not by the Company. It is understood that the Company will pay all expenses other than those expressly stated to be payable by the Advisor hereunder, which expenses payable by the Company shall include, without limitation the following:
     (i) other than as set forth in the first sentence of this Section 10 above, expenses of maintaining the Company and continuing its existence and related overhead, including, to the extent such services are provided by personnel of the Advisor or its affiliates, office space and facilities and personnel compensation, training and benefits,

     (ii) commissions, spreads, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments including placement and similar fees in connection with direct placements entered into on behalf of the Company,
     (iii) auditing, accounting and legal expenses,
     (iv) taxes and interest,
     (v) governmental fees,
     (vi) expenses of listing shares of the Company with a stock exchange, and expenses of issue, sale, repurchase and redemption (if any) of interests in the Company, including expenses of conducting tender offers for the purpose of repurchasing Company securities,
     (vii) expenses of registering and qualifying the Company and its securities under federal and state securities laws and of preparing and filing registration statements and amendments for such purposes,
     (viii) expenses of communicating with shareholders, including website expenses and the expenses of preparing, printing, and mailing press releases, reports and other notices to shareholders and of meetings of shareholders and proxy solicitations therefor,
     (ix) expenses of reports to governmental officers and commissions,
     (x) insurance expenses,
     (xi) association membership dues,
     (xii) fees, expenses and disbursements of custodians and subcustodians for all services to the Company (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values),
     (xiii) fees, expenses and disbursements of transfer agents, dividend and interest paying agents, shareholder servicing agents and registrars for all services to the Company,
     (xiv) compensation and expenses of directors of the Company who are not members of the Advisor’s organization,
     (xv) pricing, valuation, and other consulting or analytical services employed in considering and valuing the actual or prospective investments of the Company,
     (xvi) all expenses incurred in leveraging of the Company’s assets through a line of credit or other indebtedness or issuing and maintaining preferred shares,

     (xvii) all expenses incurred in connection with the organization of the Company and any offering of common shares, and
     (xviii) such non-recurring items as may arise, including expenses incurred in litigation, proceedings and claims and the obligation of the Company to indemnify its directors, officers and shareholders with respect thereto.
12. Covenants of the Advisor.
     The Advisor covenants that it is registered as an investment adviser under the Investment Advisers Act of 1940. The Advisor agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.
13. Non-Exclusivity.
     The Company understands that the persons employed by the Advisor to assist in the performance of the Advisor’s duties under this Agreement may not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Advisor or any affiliate of the Advisor to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, so long as the Advisor’s services to the Company are not impaired by the provision of such services to others. The Company further understands and agrees that managers of the Advisor may serve as officers or directors of the Company, and that officers or directors of the Company may serve as managers of the Advisor to the extent permitted by law; and that the managers of the Advisor are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or directors of any other firm or company, including other investment advisory companies.
14. Consent to the Use of Name.
     The Advisor hereby consents to the royalty free use by the Company of the name “Tortoise” as part of the Company’s name and consents to the royalty free use of the related “Tortoise” logo; provided, however, that such consents shall be conditioned upon the employment of the Advisor or one of its approved affiliates as the investment advisor of the Company. The name “Tortoise” and the related “Tortoise” logo or any variation thereof may be used from time to time in other connections and for other purposes by the advisor and its affiliates and other investment companies that have obtained consent to the use of the name “Tortoise”. The Advisor shall have the right to require the Company to cease using the name “Tortoise” as part of the Company’s name and the related “Tortoise” logo if the Company ceases, for any reason, to employ the Advisor or one of its approved affiliates as the Company’s investment advisor. Future names adopted by the Company for itself, insofar as such names include identifying words requiring the consent of the Advisor, shall be the property of the Advisor and shall be subject to the same terms and conditions.
15. Effective Date, Term and Approval.
     This Agreement shall become effective with respect to the Company, as of January 1, 2007, or such later date as shareholder approval of this agreement is obtained. This Agreement shall continue in force and effect through December 31, 2007, and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:
a.	(i) by the Board or (ii) by the vote of “a majority of the outstanding voting securities” of the Company (as defined in Section 2(a)(42) of the 1940 Act); and

b.	by the affirmative vote of a majority of the directors who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of a party to this Agreement (other than as directors of the Company), by votes cast in person at a meeting specifically called for such purpose.
16. Termination.
     This Agreement may be terminated by the Company at any time, without the payment of any penalty by the Company, by vote of the Board or by vote of a majority of the outstanding voting securities of the Company, on no more than sixty (60) days’ written notice to the Advisor. This Agreement may be terminated by the Advisor at any time, without the payment of any penalty by the Advisor, on no less than sixty (60) days’ written notice to the Company. The notice provided for herein may be waived by the party entitled to receipt thereof. This Agreement shall automatically terminate in the event of its assignment, the term “assignment” for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act. Upon termination pursuant to this Section 14, the Advisor, at the Company’s request, must deliver all copies of books and records maintained in accordance with this Agreement and applicable law.
17. Amendment.
     No amendment of this Agreement shall be effective unless it is in writing and signed by the party against which enforcement of the amendment is sought. No amendment to Section 10 or Section 11 of this Agreement shall be effective unless it is approved by the vote of a majority of the outstanding voting securities of the Company.
18. Liability of Advisor.
     The Advisor will not be liable in any way for any default, failure or defect in any of the securities comprising the Company’s portfolio if it has satisfied the duties and the standard of care, diligence and skill set forth in this Agreement. However, the Advisor shall be liable to the Company for any loss, damage, claim, cost, charge, expense or liability resulting from the Advisor’s willful misconduct, bad faith or gross negligence or disregard by the Advisor of the Advisor’s duties or standard of care, diligence and skill set forth in this Agreement or a material breach or default of the Advisor’s obligations under this Agreement.
19. Third Party Beneficiaries
     The Company acknowledges and agrees that Fountain and Kenmont are permitted third party beneficiaries of Sections 4 and 10 hereof for the limited purposes of: (i) enforcing the indemnification offered to each by the Company in Section 4 and (ii) enforcing, on behalf of the Advisor, the payment obligations owed to the Advisor pursuant to Section 10.

20. Notices.
     Any notices under this Agreement shall be in writing, addressed and delivered, telecopied or mailed postage paid, to the other party entitled to receipt thereof at such address as such party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Company and that of the Advisor shall be 10801 Mastin Boulevard, Suite 222, Overland Park, Kansas 66210.
21. Questions of Interpretation.
     Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to said Acts. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of the Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Subject to the foregoing, this Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Delaware.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized officers on the day and year first written above.

TORTOISE CAPITAL RESOURCES CORPORATION

By:

Name: David J. Schulte
Title: Chief Executive Officer and President

TORTOISE CAPITAL ADVISORS, L.L.C.

By:

Name: Terry Matlack
Title: Managing Director